REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING
FIRM

To the Trustees of Eaton Vance Municipal
Income Trusts and Shareholders of Eaton Vance
California Municipal Income Trust, Eaton Vance
Florida Municipal Income Trust, Eaton Vance
Massachusetts Municipal Income Trust, Eaton
Vance Michigan Municipal Trust, Eaton Vance
New Jersey Municipal Income Trust, Eaton
Vance New York Municipal Income Trust,
Eaton Vance Ohio Municipal Income Trust, and
Eaton Vance Pennsylvania Municipal Income
Trust:

In planning and performing our audits of the financial statements of Eaton Vance California
Municipal Income Trust, Eaton Vance Florida
Municipal Income Trust, Eaton Vance
Massachusetts Municipal Income Trust, Eaton
Vance Michigan Municipal Trust, Eaton Vance
New Jersey Municipal Income Trust, Eaton
Vance New York Municipal Income Trust,
Eaton Vance Ohio Municipal Income Trust, and
Eaton Vance  Pennsylvania Municipal Income
Trust (collectively, the "Trusts") (constituting the
Eaton Vance Municipal Income Trusts), as of and for the year ended November 30, 2006, in accordance with the standards of the Public
Company Accounting Oversight Board (United
States), we considered their internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Trusts' internal control over financial reporting.
Accordingly, we express no such opinion.

The management of the Trusts is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects a company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Trusts' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company
Accounting Oversight Board (United States).
However, as discussed below, we noted the following deficiency in the operation of the Trusts' internal control over financial reporting that we consider to be a material weakness, as defined above, as of November 30, 2006.

The Trusts' controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities did not operate effectively to appropriately determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial
Accounting Standards No. 140 "Accounting for
Transfers and Servicing of Financial Assets and
Extinguishments of Liabilities." As a result of this weakness, material adjustments to the Trusts' financial statements as of and for the year ended November 30, 2006, were recorded to appropriately account for such transfers of securities as secured borrowings, rather than sales. The principal effects of the adjustments on the 2006 financial statements were to increase assets and liabilities by corresponding and equal amounts, to increase interest income and interest expense by corresponding and equal amounts, and to record corresponding and equal adjustments to realized and unrealized gains and losses, net. In addition, adjustments were made to certain ratios in the financial highlights for 2006, and prior year ratios were restated. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the Trusts' financial statements as of and for the year ended
November 30, 2006, and this report does not affect our report on such financial statements.


This report is intended solely for the information and use of management, the Trustees of Eaton
Vance Municipals Trust, and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
January 22, 2007